As filed with the Securities and Exchange Commission on May 19, 2020.

Registration No. 333-236555

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SelectQuote, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6411	94-3339273
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6800 West 115th Street, Suite 2511

Overland Park, Kansas 66211

(913) 599-9225

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tim Danker

Chief Executive Officer

SelectQuote, Inc.

6800 West 115th Street, Suite 2511

Overland Park, Kansas 66211

(913) 599-9225

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark F. Veblen, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Telecopy: (212) 403-2000	Daniel A. Boulware, Esq. SelectQuote, Inc. 6800 West 115th Street, Suite 2511 Overland Park, Kansas 66211 Telephone: (913) 599-9225 Telecopy: (913) 495-5493	Jonathan L. Freedman, Esq. Samir A. Gandhi, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Telephone: (212) 839-5300 Telecopy: (212) 839-5599

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	28,750,000	$19.00	$546,250,000	$70,903.25

(1)	Includes the aggregate amount of additional shares the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.
(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

SelectQuote, Inc. is filing this Amendment No. 4 (the “Amendment”) to its Registration Statement on Form S-1 (File No. 333-236555) as an exhibit only filing to file Exhibit 1.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance.

The following table sets forth the various expenses, other than the underwriting discount, payable in connection with the offering contemplated by this registration statement. All of the fees set forth below are estimates except for the SEC registration fee, the FINRA fee and the stock exchange listing fee.

Payable by the registrant
SEC registration fee	$70,903
FINRA fee	$82,440
Stock exchange listing fee	$295,000
Printing expenses	$300,000
Legal fees and expenses	$3,000,000
Accounting fees and expenses	$2,000,000
Transfer agent and registrar fees	$5,000
Miscellaneous fees and expenses	$410,000
Total	$6,163,343

Item 14. Indemnification of Directors and Officers.

Limitation of personal liability of directors and indemnification

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation will provide for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in our bylaws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the Board of Directors.

Our sixth amended and restated certificate of incorporation and our amended and restated bylaws will require us to indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of SelectQuote, or is or was serving at the request of SelectQuote as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by SelectQuote, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of SelectQuote, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We will be authorized under our sixth amended and restated certificate of incorporation and our amended and restated bylaws to purchase and maintain insurance to protect SelectQuote and any current or former director, officer, employee or agent of SelectQuote or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not SelectQuote would have the power to indemnify such person against such expense, liability or loss under the DGCL. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

We expect that the underwriting agreement will provide for indemnification of directors and officers of SelectQuote by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Within the past three years, we have engaged in the following transactions that were not registered under the Securities Act:

On April 17, 2020 and May 6, 2020, we issued and sold an aggregate of 100,000 shares and 35,000 shares, respectively, of our Series E preferred stock to certain “accredited investors” (as defined in Regulation D promulgated under the Securities Act), at a purchase price of $1,000 per share, for aggregate proceeds of approximately $135.0 million in cash and net proceeds to the Company of approximately $129.0 million, after deducting commissions and expenses. The offer, sale and issuance of these securities was exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of these securities acquired them for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in this transaction. Each of the recipients of securities in this transaction was an accredited person and had adequate access, through employment, business or other relationships, to information about the registrant.

From May 15, 2017 through the filing date of this registration statement, we granted to our directors, officers, employees, consultants and other service providers options to purchase an aggregate of 4,091,192 shares of our common stock under the 2003 Stock Plan with per share exercise prices ranging from $1.38 to $3.13 per share.

From May 15, 2017 through the date of this prospectus, we issued to our directors, officers, employees, consultants and other service providers an aggregate of 11,284,936 shares of our common stock pursuant to the exercise of stock options for aggregate consideration of $10,229,510.

The stock options and shares of common stock issued upon the exercise of such options described in this Item 15 were issued under the 2003 Stock Plan in reliance on either the exemption provided by Rule 701 promulgated under the Securities Act or the exemption provided under Regulation D under the Securities Act. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of exhibits set forth under “Exhibit Index” at the end of this Registration Statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement

3.1	Sixth Amended and Restated Certificate of Incorporation of SelectQuote, Inc.+

3.2	Amended and Restated Bylaws of SelectQuote, Inc.+

4.1	Form of Common Stock Certificate of SelectQuote, Inc.+

4.2	Amended and Restated Series D Preferred Stock Investors’ Rights and Stockholders Agreement, dated November 4, 2019, by and among SelectQuote, Inc. and certain of its investors+

4.3	Amendment No. 1 to the Amended and Restated Series D Preferred Stock Investors’ Rights and Stockholders Agreement, dated April 17, 2020, by and among SelectQuote, Inc. and certain of its investors+

4.4	Investor Rights Letter, dated May 14, 2020, by and among SelectQuote, Inc. and one of its investors+

4.5	Investor Rights Letter, dated May 6, 2020, by and among SelectQuote, Inc. and certain of its investors+

5.1	Opinion of Wachtell, Lipton, Rosen & Katz+

10.1†	Employment Agreement, dated as of May 21, 2019, by and between SelectQuote, Inc. and Tim Danker+

10.2†	Employment Agreement, dated as of May 21, 2019, by and between SelectQuote, Inc. and Raffaele D. Sadun+

10.3†	Employment Agreement, dated as of May 21, 2019, by and between SelectQuote, Inc. and William Grant III+

10.4	Credit Agreement, dated as of November 5, 2019, by and among SelectQuote, Inc., certain subsidiaries of SelectQuote, Inc., the lenders party thereto, Morgan Stanley Capital Administrators, Inc., as Administrative Agent, and UMB Bank, N.A., as Revolver Agent+

10.5†	SelectQuote, Inc. 2003 Stock Incentive Plan, as amended on May 5, 2020+

10.6†	Form of Notice of Stock Option Award under SelectQuote, Inc.’s 2003 Stock Incentive Plan+

10.7†	SelectQuote, Inc. 2020 Omnibus Incentive Plan+

10.8†	SelectQuote, Inc. 2020 Employee Stock Purchase Plan+

10.9†	Form of Restricted Stock Unit Agreement under SelectQuote, Inc.’s 2020 Omnibus Incentive Plan+

10.10†	Form of Stock Option Agreement under SelectQuote, Inc.’s 2020 Omnibus Incentive Plan+

10.11†	Form of Indemnification Agreement+

21.1	Subsidiaries of SelectQuote, Inc.+

23.1	Consent of Deloitte & Touche LLP+

23.2	Consent of Wachtell, Lipton, Rosen & Katz (contained in its opinion filed as Exhibit 5.1)+

24.1	Power of attorney (included on the signature page to this registration statement)+

+	Previously filed.
†	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Kansas, on May 19, 2020.

SELECTQUOTE, INC.

By:	/s/ Tim Danker
Name:	Tim Danker
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ Tim Danker Tim Danker	Chief Executive Officer and Director (Principal Executive Officer)	May 19, 2020

By: /s/ Raffaele Sadun Raffaele Sadun	Chief Financial Officer (Principal Financial and Accounting Officer)	May 19, 2020

By: * Donald Hawks III	Chairman of the Board of Directors	May 19, 2020

By: * Tom Grant	Vice Chairman of the Board of Directors	May 19, 2020

By: * Donald Britton	Director	May 19, 2020

By: * Earl Devanny III	Director	May 19, 2020

By: * Denise Devine	Director	May 19, 2020

By: * Raymond Weldon	Director	May 19, 2020

*By: /s/ Raffaele Sadun Attorney-in-Fact